Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE2

Monthly Period	June 1, 2003 through June 30, 2003
Payment Date	July 25, 2003
Period	Revolving

Pool Balance		Interest Distributions		Factor
Beginning	$1,250,033,330.44	A-I-1	$352,666.67	0.8816667
Ending	$1,251,877,758.31	A-II-1	$661,250.00	0.8816667

Change	$(1,844,427.87)	A-II-2	$74,750.000	0.7475

A-I-1 Notes		Interest Rates
Beginning	$400,000,000.00	Group I WAC	4.28%
Ending	$400,000,000.00	Group 2 WAC	4.27%

Change	$—	Libor	1.12%
		Libor + 26 bps	1.38%
A-II-1 Notes		Auction Rate	1.17%
Beginning	$750,000,000.00	A-I-1 & A-II-1 Note Rate	1.38%
Ending	$750,000,000.00	A-II-2 Notes Rate	1.17%

Change	$—
		Principal Distributions
A-II-2		A-I-1	$—
Beginning	$100,000,000.00	A-II-1	$—
Ending	$100,000,000.00	A-II-2	$—

Change	$—	Certificate	$—
Additional Balance Increase Amount		Funding Account Balance
Beginning	$—	Group 1	$406,176.35
Ending	$—	Group 2	$—

Change	$—
		Liquidation Loss Amounts
Certificate		Group 1	$—
Beginning	$—	Group 2	$—
Ending	$—

Change	$—	Enhancer Premium	$119,791.67
Aggregate Note Balance		$1,250,000,000.00
Target Overcollateralization Amount		$15,625,000.00
Overcollateralization Amount		$2,283,934.66
Excess to Certificateholder		$186,868.00

Wachovia Bank, National Association as Servicer

Group 1 Pool		Group 2 Pool
Aggregate Amount
Collected for the
Collection Period
Principal	$14,107,175.43	Principal	$40,926,901.33
Net Interest	$1,166,666.77	Net Interest	$2,479,263.78
Substitution Adjustments	$—	Substitution Adjustments	$—
Beginning Balance	$400,000,033.76	Beginning Balance	$850,033,296.68
Ending Balance	$399,593,857.41	Ending Balance	$852,283,900.90

Net	$406,176.35	Net	$(2,250,604.22)
Principal Collections	$(14,107,175.43)	Principal Collections	$(40,926,901.33)
Net Draws	$13,700,999.08	Net Draws	$43,177,505.55
Net Principal	$(406,176.35)	Net Principal	$2,250,604.22
Gross Interest	$1,333,333.45	Gross Interest	$2,833,444.32
Servicing Fee	$(166,666.68)	Servicing Fee	$(354,180.54)

Net Interest	$1,166,666.77	Net Interest	$2,479,263.78
Enhancer Premium	$(38,333.33)	Enhancer Premium	$(81,458.33)
Note Interest	$(352,666.67)	Note Interest	$(736,000.00)

Excess Spread	$775,666.77	Excess Spread	$1,661,805.45
Additional Balance Inc.	$—	Additional Balance Inc.	$2,250,604.22
Group Excess	$775,666.77	Group Excess	$1,661,805.45
Transfer (to) from Group 2	$(588,798.77)	Transfer (to) from Group 1	$588,798.77
Excess to Certificate	$186,868.00	Excess to Certificate	$—
Current	$844,468,155.96	Current	$397,288,454.61
1 - 29 Days Past Due	$10,149,706.08	1 - 29 Days Past Due	$3,373,000.76
30 - 59 Days Past Due	$—	30 - 59 Days Past Due	$—
60 - 89 Days Past Due	$—	60 - 89 Days Past Due	$—
90 - 119 Days Past Due	$—	90 - 119 Days Past Due	$—
120 - 149 Days Past Due	$—	120 - 149 Days Past Due	$—
150 - 179 Days Past Due	$—	150 - 179 Days Past Due	$—
180 + Days Past Due	$—	180 + Days Past Due	$—
Funding Account
Beginning	$—	Beginning	$—
Deposit	$406,176.35	Deposit	$—

Ending	$406,176.35	Ending	$—
Target O/C Amount	$5,000,000.00	Target O/C Amount	$10,625,000.00
Gross CPR (Annualized)	35.005%	Gross CPR (Annualized)	44.686%
Net CPR (Annualized)	1.212%	Net CPR (Annualized)	-3.224%
Draw Rate (Annualized)	34.179%	Draw Rate (Annualized)	46.504%
WAM	229.73	WAM	225.97
Age	5.64	Age	6.99